EXHIBIT 3.1

                              Amended and Restated
                          Certificate of Incorporation
                                       of
                         Vanguard Health Systems, Inc.

             -----------------------------------------------------


         Vanguard Health Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Vanguard Health Systems, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 1, 1997.

         2. Pursuant to Sections 103(d), 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), this Amended and Restated Certificate of Incorporation restates and further amends the provisions of the Certificate of Incorporation of this Corporation, which restatement and amendment shall become effective as of June 1, 1998. Pursuant to and in accordance with the provisions of Section 228 of the DGCL, written consent to this Amended and Restated Certificate of Incorporation has been given in lieu of a vote of stockholders at a meeting and written notice of such written consent has been given to all stockholders who have not consented in writing to this Amended and Restated Certificate of Incorporation. Pursuant to and in accordance with Section 242(c), the Board of Directors of the Corporation may abandon this proposed restatement and amendment without further action by the stockholders at any time prior to the effectiveness of the filing of this restatement and amendment with the Secretary of State of the State of Delaware.

         3. The text of the original Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST:  The name of the Corporation is Vanguard Health Systems, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.




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         THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 450,000 shares of capital stock, classified as
(i) 100,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) 350,000 shares of common stock, par value $.01 per share (the "Common Stock"). The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

         I.       Preferred Stock

         Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of the Preferred Stock shall be issued for such consideration and shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of the Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. All shares of any one class or series of the Preferred Stock shall be alike in every particular. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of a series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         II.      Common Stock

         1. Dividends. The Board of Directors may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend.

         2. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders.

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         3. Voting Rights. Except as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

         (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

         (4) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Any repeal or modification of this Subsection (4) of Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this



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                  Amended and Restated Certificate of Incorporation, and any
                  By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         (6) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this ARTICLE FIFTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this ARTICLE FIFTH shall be a contract right.

                  (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.



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         This Amended and Restated Certificate of Incorporation shall become effective upon its filing with the Secretary of State of the State of Delaware.




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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation of Vanguard Health Systems, Inc. is signed on behalf of the Corporation by its President and Chief Executive Officer and attested by its Secretary as of the 21st day of May, 1998.

                                   VANGUARD HEALTH SYSTEMS, INC.


                                   By: /s/ Charles N. Martin, Jr.
                                       ----------------------------------------
                                       Name:   Charles N. Martin, Jr.
                                       Title:  Chairman of the Board, President
                                                 and Chief Executive Officer


ATTEST


By: /s/ Ronald P. Soltman
    ----------------------------------------
    Name:  Ronald P. Soltman
    Title: Secretary



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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                         AND RIGHTS OF PAYABLE IN KIND
                             CUMULATIVE REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK

                                       of

                         VANGUARD HEALTH SYSTEMS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     We, the undersigned, Joseph D. Moore, Executive Vice President, and Ronald Soltman, Secretary, of Vanguard Health Systems, Inc., a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

     RESOLVED, that, pursuant to Article Fourth of the Amended and Restated Certificate of Incorporation (which authorizes 100,000 shares of preferred stock, $.01 par value (the "Preferred Stock")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

     RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

     1. Number and Designation. 20,000 shares of the Preferred Stock of the Corporation shall be designated as Payable In Kind Cumulative Redeemable Convertible Preferred Stock (the "PIK Preferred Stock").

     2. Rank. The PIK Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of the Corporation's common stock, $.01 par value (the "Common Stock"). All equity securities of the Corporation to which the PIK Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "Junior Securities." All equity securities of the Corporation with which the PIK Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution


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winding up or otherwise) are collectively referred to herein as the "Parity
Securities." All shares of any series of Preferred Stock of the Corporation to which the PIK Preferred Stock ranks junior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "Senior Securities". The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be. Subject to paragraph (b) of Section 7, the PIK Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

     3. Dividends. (a) The holders of shares of PIK Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the annual rate of $80.00 per share. Such dividends shall be payable in arrears annually on March 31 of each year for the fiscal period February 1 through January 31 (unless March 31 in any year is not a business day, in which event on the next succeeding business day) (each of such dates being a "Dividend Payment Date" and each such annual period ending on January 31 in each year commencing January 31, 2001 being a "Dividend Period"). When, as and if declared, such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the PIK Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payments made with respect to PIK Preferred Stock shall be made in cash; provided that, notwithstanding anything to the contrary set forth herein, during any Dividend Period prior to the Dividend Period ending January 31, 2008 (the "Pay in Kind Period"), such dividend payments may be made, in the sole discretion of the Corporation, in lieu of the payment in whole or in part of dividends in cash, by issuing additional fully paid, duly authorized, validly issued and nonassessable shares of PIK Preferred Stock at the rate of 0.08 shares of PIK Preferred Stock for each $80.00 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend; provided, further, the Pay in Kind Period shall immediately terminate upon the Corporation's payment of a cash dividend upon any share of its capital stock.



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          (b) The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the PIK Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of PIK Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the PIK Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the PIK Preferred Stock that may be in arrears.

          (c) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of PIK Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any financing or working capital agreement of the Corporation specifically prohibit such declaration, payment or setting apart for payment or if such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or if such declaration, payment or setting apart for payment would, upon the giving of notice or passage of time or both, constitute such a breach or default; provided, that subject to applicable law, if any cash dividends are prohibited in whole or in part during the Pay In Kind Period, the Corporation may, to the extent payment in cash of such dividends is not made, pay such dividends in shares of PIK Preferred Stock in accordance with paragraph (a) of this Section 3; and provided, further, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the PIK Preferred Stock at any time, whether permitted by any of such agreements or not.

          (d) So long as any shares of the PIK Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the PIK Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the PIK Preferred Stock and all dividends declared upon any other class or series of stock ranking on a parity as to dividends and amounts distributable upon liquidation, dissolution or winding up shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the PIK Preferred Stock and accumulated and unpaid on such Parity Securities. No interest, or sum of



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money in lieu of interest, shall be payable in respect of any dividend payment or payments on the PIK Preferred Stock or any other Parity Securities which may be in arrears.

          (e) (i) Holders of shares of the PIK Preferred Stock shall be entitled to receive the dividends provided for in paragraph (a) of this Section 3 in preference to and in priority over any dividends upon any of the Junior Securities.

               (ii) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options, exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities so long as any shares of the PIK Preferred Stock are outstanding, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the PIK Preferred Stock not paid on the dates provided for in paragraph (a) of this Section 3 shall have been or be paid or set apart for payment.

          (f) Subject to the foregoing provisions of this Section 3 and applicable law, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends on any of the Junior Securities or Parity Securities, may make any payment on account of or set apart for payment money for a sinking fund or other similar fund for the purchase, redemption or other retirement of, any of the Junior Securities or Parity Securities or any warrants, rights, calls or options, exercisable for or convertible into any of the Junior Securities or Parity Securities, and may make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, and may purchase or otherwise redeem any of the Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities, and the holders of the shares of the PIK Preferred Stock shall not be entitled to share therein.

         4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or



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involuntary, before any payment or distribution of the assets of the
Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of PIK Preferred Stock shall be entitled to receive $1,000 per share of PIK Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of PIK Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of PIK Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of PIK Preferred Stock and any such other stock if all amounts payable thereon were paid in full. Notwithstanding anything else in this Certificate of Designations, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall not be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation; or (ii) a sale of all or substantially all of the assets of the Corporation.

               (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the PIK Preferred Stock, as provided in paragraph (a) of this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the PIK Preferred Stock shall not be entitled to share therein.

         5. Redemption. (a) To the extent the Corporation shall have funds legally available for such payment, the Corporation may redeem at its option shares of PIK Preferred Stock, at any time in whole or from time to time in part, at a redemption price of $1,000 per share, together with accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

               (b) To the extent the Corporation shall have funds legally available for payment, the Corporation shall redeem all outstanding shares of PIK Preferred Stock upon the earliest to occur of the following dates:

                    (i) January 31, 2015;


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                    (ii) no later than 90 days after there shall have been a
               Change in Control of the Corporation; and

                    (iii) no later than 90 days after the Corporation or its
               affiliate shall have sold to a Person not its affiliate all or substantially all of the assets of MacNeal Hospital, Berwyn, Illinois.

Such shares shall be redeemed at a redemption price of $1,000 per share, together with accrued and unpaid dividends thereon to the redemption date, without interest.

          (c) Shares of PIK Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of PIK Preferred Stock shall be reissued or sold as PIK Preferred Stock unless reissued as a stock or pay in kind dividend on shares of PIK Preferred Stock.

          (d) If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of PIK Preferred Stock pursuant to paragraph (b) of this Section 5 (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the PIK Preferred Stock shall not be fully discharged, the Corporation shall not (i) declare or pay any dividends or make any distribution on or, directly or indirectly, purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with PIK Preferred Stock) or (ii) declare or pay any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities.

          (e) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of PIK Preferred Stock shall have been paid or contemporaneously are declared and payable for all past and current dividend periods, none of the shares of



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PIK Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of PIK Preferred Stock are redeemed pro rata.

          (f) Change in Control. For purposes of this Certificate of Designations, a Change in Control of the Corporation shall have occurred if:

                    (i) any Person (other than (1) the Corporation, any
               of its subsidiaries or any of its stockholders on February 1, 2000 (or any affiliate of any such stockholder)), (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation's common stock)), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding voting securities;

                    (ii) the stockholders of the Corporation approve a merger
               or consolidation of the Corporation with any other corporation, other than both (A)(1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation in which no Person acquires 50% or more of the combined voting power of the Corporation's then outstanding securities; and (B) immediately after the consummation of such merger or consolidation described in clause (A)(1) or (A)(2) above (and for at least 180 days thereafter) neither the Corporation's Chief Executive
               Officer nor its Chief Financial Officer change from the people occupying such positions immediately prior to such merger or consolidation except as a result of their death or disability and neither of such officers shall have changed prior to such merger or consolidation at the direction of a Person who has entered into an agreement with the Corporation the



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               consummation of which will constitute a Change in Control of the
               Corporation; or

                    (iii) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (or any transaction having a similar effect).

          6. Procedure for Redemption. (a) In the event the Corporation shall redeem shares of PIK Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of PIK Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the amount of shares of PIK Preferred Stock that are being redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. In the event that fewer than all the outstanding shares of PIK Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in, any redemption of fewer than all the outstanding shares of PIK Preferred Stock, the Corporation may redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

               (b) Notice having been mailed as aforesaid, from and after the redemption date (provided that on or prior to the redemption date the Corporation shall have irrevocably deposited funds for such redemption in trust for the holders of PIK Preferred Stock), dividends on the shares of PIK Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of PIK Preferred Stock unless reissued as a stock dividend on shares of PIK Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in



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

accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     7. Voting Rights. (a) The holders of record of shares of PIK Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph 7 or as otherwise provided by law.

                  (b) (i) If at any time or times dividends payable (whether in cash or shares of PIK Preferred Stock) on PIK Preferred Stock shall be in arrears and unpaid on an amount equal to two full annual dividends (whether or not consecutive) or if the Corporation shall have failed to discharge its Mandatory Redemption Obligation, then the number of directors constituting the Board of Directors, without further action, shall be increased by two and the holders of PIK Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

              (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of PIK Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of PIK Preferred Stock. Such voting right shall continue until such time as all accrued dividends accumulated on the PIK Preferred Stock shall have been paid in full, or the Corporation has fulfilled its Mandatory Redemption Obligation, as the case may be, at which time such voting right of the holders of PIK Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent failure of the Corporation of the character described above.

              (iii) At any time when such voting right shall have vested in the holders of PIK Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of PIK Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of PIK Preferred

          Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of PIK Preferred Stock then outstanding may designate in writing a holder of PIK Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph (b)(iii) of this Section
          7. Any holder of PIK Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of PIK Preferred Stock to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

              (iv) At any meeting held for the purpose of electing directors at which the holders of PIK Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of PIK Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of PIK Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of PIK Preferred Stock and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the elections of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (v) The term of office of all directors elected by the holders of PIK Preferred Stock pursuant to paragraph (b)(i) of this Section 7 in office at any time when the aforesaid voting rights are vested in the holders of PIK Preferred Stock shall terminate upon the election of their successors at any meeting of holders of PIK Preferred Stock for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with paragraph (b)(ii) of this
          Section 7, the term of office of all directors elected by the holders of PIK Preferred Stock pursuant to paragraph (b)(i) of this Section 7 then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors, shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to paragraph (b)(i) of this Section 7 in case of the future right of holders of PIK Preferred Stock to elect directors as provided herein.

               (vi) In case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected by the holders of PIK Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of PIK Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.

          (c) Without the written consent of a majority of the outstanding shares of PIK Preferred Stock or the vote of holders of a majority of the outstanding shares of PIK Preferred Stock at a meeting of the holders of PIK Preferred Stock called for such purpose, the Corporation will not authorize the issuance of any Senior Securities or any securities exchangeable or convertible into any Senior Securities or amend, alter or repeal any provision of this Certificate of Designations (by merger or otherwise) so as to materially and adversely affect the preferences, rights or powers of the PIK Preferred Stock. No other series of the Corporation's preferred stock shall have the right to vote with the PIK Preferred Stock as a single class on any matter.

          (d) (i) The creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Junior Securities or Parity Securities, (ii) the creation of any indebtedness of any kind of the Corporation, or (iii) the increase or decrease in the amount of authorized capital stock of any class (including the Preferred Stock, but excluding the PIK Preferred Stock) or any increase, decrease or change in the par value of any such class other than the Preferred Stock, shall not require the consent of the holders of PIK Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges and voting rights of shares of PIK Preferred Stock.

           (e) In exercising the voting rights set forth in this Section 7, each share of PIK Preferred Stock shall have one vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of PIK Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

     8. Reports. So long as any of the PIK Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     9. Conversion Rights. The holders of the PIK Preferred Stock shall be subject to the following with respect to the conversion of the PIK Preferred Stock into shares of Common Stock (the "Conversion Rights"):

          (a) Automatic Conversion

               (i) Each outstanding share of PIK Preferred Stock shall automatically be converted into shares of Common Stock, at the PIK Conversion Price (as defined in paragraph (b) below), immediately on the same date that the closing occurs in respect of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock for the account of the Corporation in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are not less than $50,000,000 (a "Qualifying IPO").

               (ii) Upon the occurrence of a Qualifying IPO, each of the outstanding shares of PIK Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of

          PIK Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the PIK Preferred Stock, the holders of PIK Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the PIK Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of PIK Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               (iii) Notwithstanding anything to the contrary set forth herein, as a condition to the Corporation's obligation to issue to each holder of PIK Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, each such holder (by acceptance of any certificate for shares of PIK Preferred Stock) agrees to enter into a written agreement not to effect any public sale or distribution of any shares of Common Stock issuable to such holder, if and to the extent requested by the managing underwriter for the Qualifying IPO during the 14 days prior to, and during an up to 180-day period beginning on, the effective date of the registration statement relating to the Qualifying IPO without the written consent of such managing underwriter; provided that each such holder has received written notice of such registration at least 5 business days prior to the anticipated beginning of the 14-day period referred to above.

          (b) PIK Conversion Price. The PIK Conversion Price shall be the initial public offering price for each share of Common Stock in the Qualifying IPO on the date on which the Corporation's registration statement relating thereto first becomes effective.


          (c) Mechanics of Conversion. Each holder of PIK Preferred Stock which has been automatically converted into shares of Common Stock pursuant to this
Section 9 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the PIK Preferred Stock. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or in additional shares of Common Stock, any declared and unpaid dividends on the shares of PIK Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of the closing of the Qualifying IPO, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (d) Fractional Shares. At the option of the Corporation, no fractional shares of Common Stock shall be issued upon conversion of PIK Preferred Stock and all shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of PIK Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation may at its option, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the initial public offering of the Common Stock.

          (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the PIK Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the PIK Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the PIK Preferred Stock, the Corporation with take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (f) Notices. Any notice to a holder of shares of PIK Preferred Stock pursuant to the provisions of this Section 9 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     10. General Provisions. (a) The term "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual provided notwithstanding the foregoing, for the purposes only of the provisions of paragraph (f) of Section 5 above, the term "Person" as used in such paragraph means the definition of the term "Person" found in Section 3(a)(9) of the Exchange Act.

          (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

          (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     IN WITNESS WHEREOF, Vanguard Health Systems, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 31st day of January, 2000.

                                    VANGUARD HEALTH SYSTEMS, INC.

                                    By: /s/ Joseph D. Moore
                                        ---------------------------------------
                                        Name:    Joseph D. Moore
                                        Title:   Executive Vice President


ATTEST:

/s/ Ronald P. Soltman
------------------------
Name:  Ronald P. Soltman
Secretary

                            CERTIFICATE OF AMENDMENT

                                       TO

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                         VANGUARD HEALTH SYSTEMS, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware


         Vanguard Health Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The first paragraph of the subsection of Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation which is entitled "FOURTH" (that is, the first seven lines of text in said subsection "FOURTH") is hereby amended to read in total as set forth below:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 750,000 shares of capital stock, classified as (i) 150,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (ii) 600,000 shares of common stock, par value $.01 per share (the "Common Stock"). The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

         SECOND: This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, such adoption by the stockholders being given by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed in its corporate name this 20th day of June, 2000.

                                         VANGUARD HEALTH SYSTEMS, INC.

                                         By: /s/ Joseph D. Moore
                                            --------------------------
                                            Joseph D. Moore
                                            Executive Vice President

ATTEST:

By: /s/ Ronald P. Soltman
   ----------------------
   Ronald P. Soltman
   Secretary

                                       -2-